Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Casella Waste Systems, Inc. and its subsidiaries of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated June 10, 2010, relating to the consolidated financial statements and financial statement schedule for the year ended April 30, 2010 of Casella Waste Systems, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Casella Waste Systems, Inc. for the year ended April 30, 2012. We were not engaged to audit, review, or apply any procedures to the adjustments to retroactively reflect the discontinued operations described in Note 16 to those consolidated financial statements, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by McGladrey LLP, as stated in their report appearing therein. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

November 2, 2012